Exhibit 99.1

SkyPostal Networks Announces 2009 First Quarter Financial Results

MIAMI  — May 19, 2009 — SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today reported financial results for the first quarter ended March 31, 2009.

First Quarter and Recent Company Highlights

•                  Reported first quarter revenue increase year-over-year to approximately $2.6 million and a net loss of $0.01 per basic and diluted share.

•                  Completed a strategic acquisition of LEL in February 2009 in Colombia to lower costs and increase SkyPostal’s competiveness in the Latin America market. LEL is the largest private cross border mail service company in Colombia.

•                  Opened a mail processing hub in Bogota, Colombia to reduce air transport, mail processing costs and improve mail delivery transit times to major countries in South America from the U.S. by two days.

•                  Opened a hub in Los Angeles, CA in May 2009 to handle mail originating in the western U.S. bound for Latin America.

•                  Entered into a co-marketing agreement for PuntoMio.com online shopping facilitator with TAM Airlines, the largest domestic airline in Brazil.

“We are pleased with the progress we made on our business objectives in the first quarter of 2009.  In spite of the current economic downturn, we experienced a 5% increase in revenues over the fourth quarter of 2008 and made solid strides in executing on our business plan to position the Company for long-term growth opportunities,” said Albert Hernandez, SkyPostal President and CEO.

“We are starting to see nice gains in our postal injection business into Europe.  In addition, one of our key strategies is to take advantage of the many opportunities for consolidation in the Latin America-Caribbean (LAC) international postal market and we successfully executed on an  important, strategic acquisition during the first quarter by acquiring 70% of the common stock of LEL.  This acquisition will result in lower operating costs, shorten delivery times to Latin America by approximately two days in comparison to our competitors, and consolidate greater tonnage with Avianca Airlines through the newly established mail processing hub at El Dorado Airport in Bogota, Colombia, which will result in better line haul rates, lower mail processing costs and greatly improve our competitiveness.”

“We expect that overall tonnage will modestly increase in 2009 over 2008 levels due to our expanded hub network, including our recently opened hub in Los Angeles, and the better delivery times to Latin America that we will see from the opening of the mail processing hub in Bogota.  For the remainder of 2009, we will continue to pursue strategic acquisitions.  Lastly, we remain excited about the prospects for PuntoMio.com, our online Internet shopping facilitator.  In the first quarter, we executed on a co-marketing agreement for PuntoMio.com with TAM Airlines, the largest domestic airline in Brazil, which opens us up to over 50% of the air travel market in the country,” Mr. Hernandez concluded.

First Quarter 2009 Financial Results

SkyPostal generates revenue based on the tonnage of mail delivered, measured in kilograms, based on the distance to deliver, contract terms for committed annual tonnage or service and volume discounts.

Revenue for the three months ended March 31, 2009 increased to $2.6 million, compared with $2.4 million for the three months ended March 31, 2008. The year-over-year increase in revenues was largely due to an increase in revenue per kilogram, which helped offset a small decline in tonnage in the comparable period. Revenue per kilogram increased year-over year due to a larger percentage of revenue from the postal injection business in Europe.   In addition, tonnage for the first quarter of 2009 was slightly higher than fourth quarter 2008, despite the softness in the U.S. market due to current economic conditions.

Total operating expenses for the first quarter of 2009 were $3.30 million, compared with $3.31 million in the first quarter of 2008. Cost of delivery increased on a per kilogram basis by 16.3% in the first quarter of 2009 compared with the prior year, which is largely due to the increased percentage of business from Europe.  General administrative expenses increased in the quarter due to an increase in sales and marketing activity, rental expenses for the facility in Newark, NJ and increased costs associated with operating as a public company. Salary and benefit expense was reduced significantly in the first quarter of 2009 and was approximately 26% lower compared with the fourth quarter of 2008.  The Company recorded a gain of $316,800 with respect to the Redemption Agreement liability in the quarter ended March 31, 2009.

For the first quarter of 2009, net loss totaled $491,255, or $0.01 per basic and diluted share based on 65.1 million weighted average shares outstanding. This compares with a net loss for the first quarter of 2008 of approximately $1.0 million, or $0.03 per basic and diluted share based on 31.5 million weighted average shares outstanding. The year-over-year increase in total shares outstanding was related to the completion of the SkyPostal Networks’ reverse merger and private placement in April 2008.

Capitalization

The Company raised approximately $1 million in equity capital in the first quarter of 2009 to fund our expansion initiatives and will be seeking additional funding to support our acquisition strategy going forward. SkyPostal has arranged a line of credit of $1.2 million.  The Company will be able to borrow up to 80% of the value of eligible receivables.

About SkyPostal Networks, Inc.

SkyPostal is an international wholesale mail distribution company that specializes in hand delivery of commercial mail, periodicals and parcel post into the Latin America-Caribbean (LAC) region. SkyPostal is the largest private postal network in Latin America, delivering more than 60 million mail items each month through its network of local private postal operators. SkyPostal handles mail from European postal administrations, major publishers, mail consolidators, international mailers and financial institutions that require time-defined and reliable delivery of their mail, magazines and mail order parcels. For more information visit www.skypostal.com.

About Punto Mio (www.puntomio.com)

PuntoMio is an online shopping portal that facilitates the experience of the online international shopper and U.S.-based Internet merchants, from the time of purchase through cross-border delivery. PuntoMio is designed to be the only web address international shoppers need to be able to realize all of their online purchases from the United States.  PuntoMio provides its partners and potential e-tailers everything they need to successfully launch an international shopping service, including consistent promotional offers to existing customers to promote year-round shopping and product expansion.

PuntoMio’s offering includes product pricing comparison, secure online purchasing and delivery capabilities, cost estimator and merchandise return capability. Additionally, PuntoMio addresses many of the challenges of online cross-border shopping — lack of familiarity with the U.S. purchase process, expensive express-courier delivery services, U.S. merchants that do not accept foreign credit cards, absence of  an international  return process, unexpected and high fees associated with customs clearance and duties , and poor parcel post service provided by the national postal service in their local country.  For more information visit www.puntomio.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company’s actual results to differ materially from those indicated in any forward-looking statements.

Contacts:

Financial Profiles, Inc.

Jonathan Destler

(310) 277-4711

jdestler@finprofiles.com

—Tables Follow —

SKYPOSTAL NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31
	2009	2008
NET REVENUES	$2,575,349	$2,440,801

OPERATING EXPENSES
Cost of Delivery	2,120,998	1,854,462
General and Administrative	1,064,080	801,890
Stock Based Compensation	106,126	608,639
Factoring Fees	—	45,058
TOTAL OPERATING EXPENSES	3,291,204	3,310,049

OPERATING LOSS	(715,855)	(869,248)

OTHER EXPENSES/(INCOME)
Interest	—	164,212
Reversal of excess of value of put options over the estimated fair value of shares	(316,800)	—
Other	80,334	(2,961)
TOTAL OTHER EXPENSES/(INCOME)	(236,466)	161,251
Loss including noncontrolling interest	(479,389)	(1,030,499)
Less: Income attributable to the noncontrolling interest	11,866	—
NET LOSS	$(491,255)	$(1,030,499)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	65,073,752	31,527,494
Effect of dilutive shares	—	—
Diluted	65,073,752	31,527,494

NET INCOME/(LOSS) PER SHARE:
Basic	$(0.01)	$(0.03)
Diluted	$(0.01)	$(0.03)

SKYPOSTAL NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash	$257,871	$309,455
Accounts receivable, net	1,594,479	1,498,995
Prepaid expenses and other	119,341	177,968
TOTAL CURRENT ASSETS	1,971,691	1,986,418

DUE FROM STOCKHOLDER	82,315	69,569
PROPERTY AND EQUIPMENT, net	339,912	329,788
INTANGIBLES AND OTHER ASSETS	1,218,711	1,295,286
TOTAL ASSETS	3,612,629	3,681,061

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	1,753,315	2,125,108
Curent portion of amount due on non-compete agreement	311,473	280,000
Customer deposits	3,139	—
Current portion of due to stockholders	—	7,200
Current portion of put option payable	320,000	320,000
TOTAL CURRENT LIABILITIES	2,387,927	2,732,308
NON-COMPETE AGREEMENTS, less current portion	325,000	318,500
EXCESS OF VALUE OF PUT OPTIONS OVER THE ESTIMATED FAIR VALUE OF SHARES, less current portion	1,580,800	1,897,600
TOTAL LIABILITIES	4,293,727	4,948,408

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock par value $.001	67,828	56,735
Additional paid-in capital	20,077,894	19,031,418
Accumulated deficit	(20,526,755)	(20,035,500)
Treasury Stock	(320,000)	(320,000)
Noncontrolling interest	19,935	—
TOTAL EQUITY	(681,098)	(1,267,347)
TOTAL LIABILITIES AND EQUITY	$3,612,629	$3,681,061

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